Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
AngioDynamics, Inc.	Lippert/Heilshorn & Associates, Inc.
Joe Gerardi	Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 772-6446 x115	(212) 838-3777
www.angiodynamics.com	Bruce Voss (bvoss@lhai.com)
(310) 691-7100

ANGIODYNAMICS REPORTS RECORD SECOND QUARTER SALES AND NET INCOME

Raises full-year financial guidance

Conference call begins today at 4:30 p.m. Eastern time

QUEENSBURY, N.Y. (January 3, 2007) – AngioDynamics, Inc. (NASDAQ: ANGO) today reported financial results for the 13 weeks ended December 2, 2006. Highlights of the second quarter of fiscal year 2007 include:

•	Achieved record net sales of $24.4 million, up 30% over the prior year’s second quarter
•	Achieved record net income of $2.5 million and $0.15 per diluted share
•

Excluding the impact of the adoption of SFAS 123R, which accounts for stock-based compensation, net income was $2.9 million, or $0.18 per diluted share, an increase of 74% and 38%, respectively, over the prior year

•	Announced an agreement to acquire privately-held Oncobionic, Inc.
•	Signed a definitive agreement to acquire RITA Medical Systems, Inc. (NASDAQ: RITA)
•	Named Robert Mitchell to the newly-created position of chief operating officer
•	Broke ground on the expansion of our Warehouse & Distribution facility
•	Raises fiscal 2007 EPS guidance from $0.60 to $0.65

“This has been an outstanding quarter in so many ways, as we posted record financial results and positioned our company for long-term industry leadership,” commented Eamonn P. Hobbs, president and chief executive officer of AngioDynamics. “During the quarter we announced an agreement for the strategic acquisition of Oncobionic, which, if the ongoing human testing is successful, will bring us the innovative irreversible electroporation (IRE) soft tissue ablation technology that will allow us to play an important role in the growing field of interventional oncology. We also entered into a definitive agreement to acquire RITA Medical Systems, which, pending stockholder approval, will give us immediate access to a specialized tumor ablation salesforce and additional products to leverage our existing sales infrastructure,” Mr. Hobbs concluded.

Supplemental schedules, including an allocation of stock-based compensation expense in net income, are provided at the end of this release.

Net sales in the second quarter of fiscal 2007 were $24.4 million, an increase of 30% compared with net sales of $18.7 million in the second quarter of fiscal 2006. During the quarter the Company experienced strong growth in all major product categories.

Gross profit increased 31% to $14.2 million in the fiscal 2007 second quarter from $10.8 million in the prior-year second quarter, and gross margin rose to 58.5% from 58.0%, due to a favorable product mix resulting from sales of products carrying higher gross margins, offset by the impact of higher sales of Sotradecol, which carries a lower gross margin than most of the Company’s products, and the impact of the adoption of SFAS123R, which further reduced gross margin percent by 40 basis points.

Operating profit in the fiscal 2007 second quarter rose to $3.0 million from $2.4 million in the year-ago quarter, an increase of 25%. The operating profit for the second quarter of 2007 includes non-cash stock-based compensation expense of $774,000, compared with $40,000 in the fiscal 2006 second quarter.

Other income in the fiscal 2007 second quarter was $1.0 million, primarily generated from interest income on the proceeds of a public stock offering completed in May 2006.

The Company’s effective tax rate for the fiscal 2007 second quarter was 39.5%, compared with 36.5% for the prior-year period. The increase is principally related to the expected impact of graduated tax rates on taxable income for the fiscal year ended June 2, 2007, as well the Company’s inability in the current period to record previously available R&D tax credits due to unsigned Federal legislation. However, the legislation was signed in December 2006, thus permitting these R&D credits to be retroactively applied for the remainder of the fiscal year. As a result, AngioDynamics expects its effective tax rate to approximate 38% for fiscal 2007.

Net income in the second quarter of fiscal 2007 was $2.5 million, or $0.15 per diluted share, an increase of 48% and 15%, respectively, compared with the second quarter of fiscal 2006. Excluding the incremental impact of the adoption of SFAS 123R, net income was $2.9 million, or $0.18 per diluted share, an increase of 74% and 38%, respectively, over the same period in the prior year.

Mr. Hobbs added, “We are very pleased with the unprecedented organic growth of our business this past quarter, which is a testament to the hard work of the dedicated staff at AngioDynamics. Across the board, our leading product lines experienced solid increases in sales while some of our newest products, such as Sotradecol and our MORPHEUS CT PICC, captured meaningful market share.

“Looking forward, we expect that incorporating Oncobionic and, upon stockholder approval, RITA Medical Systems into AngioDynamics will drive sales growth, and our ability to sell premium products and to develop innovative new ones. Both these transactions provide multiple growth catalysts and market leadership positions in the vascular access and localized therapy product (focal tumor ablation and surgical resection) areas. Furthermore, in the case of RITA, we foresee immediate benefits from the elimination of duplicate public company expenses, the use of RITA’s net operating loss carry-forwards and the leveraging of our combined salesforces. Bob Mitchell, our new chief operating officer, will be instrumental in ensuring the efficient integration of our acquired businesses.”

AngioDynamics had cash and investments of $87.9 million as of December 2, 2006, compared with $89.8 million as of June 3, 2006. The decrease in the cash and investment balance was primarily due to a $5.0 million payment to the stockholders of Oncobionic, Inc. for the opportunity to purchase the Company at a later date. This was partially offset by cash provided by operating activities.

AngioDynamics also broke ground on a 36,000 square foot expansion at its Queensbury, N.Y. headquarters in September. The expansion will include increased warehouse and distribution space to support projected growth in the Company’s core business segments. The building project, which is expected to be completed in the first quarter of fiscal 2008, will help ensure proactive support of the Company’s fast-growing customer base.

For the 26 weeks ended December 2, 2006, net sales were $44.6 million, up 27% compared with net sales of $35.1 million in the first half of fiscal 2006, and reflecting sales gains across the Company’s diverse product portfolio. Net income for the first half of fiscal 2007 was $4.4 million, up 48% over net income of $2.9 million in the comparable fiscal 2006 period, and diluted earnings per share increased to $0.27 from $0.23. Excluding the incremental impact of the adoption of SFAS 123R, net income was $5.2 million, or $0.32 per diluted share, an increase of 75% and 39%, respectively, over the same period in the prior year.

Fiscal Year 2007 Financial Guidance

The Company is raising its previously announced guidance for fiscal year 2007.

For fiscal 2007, AngioDynamics expects net sales growth to exceed 30% compared with fiscal 2006, to approximately $103.0 million. Year-over-year net income growth, including the impact of SFAS 123R, is expected to exceed 57% to approximately $10.8 million, or $0.65 per diluted share. R&D expenses are projected to be approximately 8% of net sales, while SG&A expenses are projected to be approximately 37% of net sales.

Without the effect of SFAS 123R, net income would be expected to reach approximately $12.7 million, or $0.76 per diluted share, representing 84% growth from fiscal 2006. The impact of SFAS 123R is expected to reduce net earnings for fiscal 2007 by approximately $0.11 per diluted share, from $0.76 per diluted share to $0.65 per diluted share.

The Company will continue to expand its sales force from the current 55 sales representatives to approximately 70 within the next 18 months. Gross margins have increased ahead of plan thus far, and the Company anticipates gross margins improving in fiscal 2007 by approximately 40 basis points, towards its goal of achieving gross margins in the low-to-mid 60% range. Without the impact of SFAS 123R, gross margins would be expected to improve by 80 basis points.

The Company is presenting non-GAAP measures of net income and earnings per share. These measures are determined by excluding stock-based compensation associated with the adoption of SFAS 123R from the results presented in accordance with generally accepted accounting principles (GAAP) in this press release. Management believes that these non-GAAP measures viewed in addition to and not in lieu of the Company’s reported GAAP results, will assist investors in understanding AngioDynamics’ results of operations on a comparative basis.

Conference Call

AngioDynamics management will host a conference call to discuss this announcement today beginning at 4:30 p.m. Eastern time. To participate in the call, please dial (800) 435-1261 from the U.S. or (617) 614-4076 from outside the U.S. Please enter passcode 78547643.

A telephone replay of the call will be available from 6:30 p.m. Eastern time today through 11:59 p.m. Eastern time on January 5, 2007 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 from outside the U.S., and entering the passcode 68179267.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the Company’s Web site at. www.angiodynamics.com. A recording of the conference call will be archived there for 12 months.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, vascular surgeons and other physicians for the minimally invasive diagnosis and treatment of peripheral vascular disease. AngioDynamics, Inc. designs, develops, manufactures and markets a broad line of therapeutic and diagnostic devices that enable interventional physicians, such as interventional radiologists, vascular surgeons and others, to treat peripheral vascular diseases and other non-coronary diseases. The Company’s diverse product line includes angiographic products and accessories, dialysis products, vascular access products, PTA products, drainage products, thrombolytic products and venous products. More information is available at www.angiodynamics.com.

Additional Information about the Acquisition and Where to Find It

In connection with AngioDynamics’ proposed acquisition of RITA (the “Acquisition”), RITA and AngioDynamics have filed relevant materials with the Securities and Exchange Commission (“SEC”), including a registration statement on Form S-4 that contains a prospectus and a joint proxy statement. INVESTORS AND SECURITY HOLDERS OF ANGIODYNAMICS AND RITA ARE URGED TO READ THE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT ANGIODYNAMICS, RITA AND THE ACQUISITION. The proxy statement, prospectus and other relevant materials, and any other documents filed by AngioDynamics or RITA with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by AngioDynamics or RITA by directing a written request to: AngioDynamics, Inc., 603 Queensbury Avenue, Queensbury, New York 12804, Attention: Chief Financial Officer or RITA Medical Systems, Inc., 46421 Landing Parkway, Fremont, California 94538, Attention: Corporate Secretary. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials before making any voting or investment decision with respect to the Acquisition.

AngioDynamics, RITA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of RITA and AngioDynamics in connection with the Acquisition. Information about those executive officers and directors of AngioDynamics and their ownership of AngioDynamics common stock is set forth in the AngioDynamics 2006 10-K, and the proxy statement for AngioDynamics’ 2006 Annual Meeting of Stockholders, which was filed with the SEC on September 22, 2006. Information about the executive officers and directors of RITA and their ownership of RITA common stock is set forth in the proxy statement for RITA’s 2006 Annual Meeting of Stockholders, which was filed with the SEC on April 28, 2006. Investors and security holders may obtain additional information regarding the direct and indirect interests of AngioDynamics, RITA and their respective executive officers and directors in the Acquisition by reading the proxy statement and prospectus regarding the Acquisition.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company’s expectations. In addition to the matters described above, the uncertainty as to whether the RITA Medical and Oncobionic acquisitions will be completed and the risks entailed in integrating those businesses into the Company, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, litigation, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

Tables to Follow

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS

(in thousands, except shares and per share data)

	Three months ended		Six months ended
	Dec 2,	Nov 26,	Dec 2,	Nov 26,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$24,369	$18,707	$44,634	$35,074
Cost of goods sold (1)	10,125	7,861	18,464	14,708
Gross profit	14,244	10,846	26,170	20,366

Gross margin %	58.5%	58.0%	58.6%	58.1%

Operating expenses
Selling and administrative (1)	9,603	6,902	18,079	12,990
Research and development (1)	1,637	1,545	3,264	3,064
Total operating expenses	11,240	8,447	21,343	16,054

Operating profit	3,004	2,399	4,827	4,312

Other income (expense), net	1,049	206	2,219	371

Income before income taxes	4,053	2,605	7,046	4,683
Income tax provision	1,599	950	2,693	1,735

NET INCOME	$2,454	$1,655	$4,353	$2,948

Earnings per common share
Basic	$.16	$.14	$.28	$.24
Diluted	$.15	$.13	$.27	$.23

Weighted Average Common Shares
Basic	15,645,742	12,249,124	15,572,862	12,196,206
Diluted	15,908,185	12,883,433	15,881,482	12,870,443

(1) Includes stock-based compensation charges of:

Cost of goods sold	$101	$2	$190	$18
Selling and administrative	533	14	963	103
Research and development	140	24	265	74

Total stock-based compensation	774	40	1,418	195

Less: tax benefit	(275)	(15)	(496)	(74)

Net stock-based compensation	$499	$25	$922	$121

AngioDynamics, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEET HIGHLIGHTS

(in thousands)

	December 2,	June 3,
Assets	2006	2006
	(2)	(3)
Current Assets
Cash and Cash Equivalents	$73,158	$64,042
Marketable Securities	14,790	25,710
Accounts Receivable, net	14,213	13,486
Inventories, net	18,687	15,968
Deferred income taxes	831	822
Other current assets	2,037	2,128

Total current assets	123,716	122,156

Property, Plant & Equipment – at cost, net	10,842	10,802
Other Non-Current Assets	14,556	4,042

Total Assets	$149,114	$137,000

Liabilities and Stockholders’ Equity

Current Liabilities	$11,680	$10,807
Long-term Debt	2,665	2,755
Other Long-term Liabilities	3,500
Stockholders’ Equity	131,269	123,438

Total Liabilities and Stockholders’ Equity	$149,114	$137,000

(2) Unaudited

(3) Information derived from audited financial statements

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